Exhibit 99.1
Aptar Reports Third Quarter 2025 Results
Crystal Lake, Illinois, October 30, 2025 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug delivery and consumer product dosing, dispensing and protection technologies, today reported the following third quarter results for the period ended September 30, 2025, as compared to the corresponding period of the last fiscal year.
Third Quarter 2025 Highlights
(Compared to the prior year quarter; see Non-GAAP section for full definitions; see reconciliation for Non-GAAP measures)
•Reported sales increased 6% and core sales increased 1%
•Strong product volume growth in Closures and Pharma, especially in injectables
•Reported net income increased 28% to $128 million and reported earnings per share increased 30% to $1.92
•Adjusted earnings per share, which also excludes non-ordinary-course litigation costs (see Non-GAAP section for full definition), increased 4% to $1.62
•Adjusted EBITDA, which also excludes non-ordinary-course litigation costs, increased 7% to $223 million
•Adjusted EBITDA margin was 23.2% compared to 22.9% in the prior year
•Returned $70 million to shareholders through share repurchases and dividends
Nine Months Year-to-Date 2025 Highlights
(Compared to the prior year period; see Non-GAAP section for full definitions; see reconciliation for Non-GAAP measures)
•Reported sales increased 3% and core sales increased 1%
•Reported net income increased 16% to $318 million and reported earnings per share increased 17% to $4.75
•Adjusted earnings per share increased 7% to $4.48
•Adjusted EBITDA increased 8% to $624 million, and Adjusted EBITDA margin was 22.2% compared to 21.2% in the prior year
•Returned $279 million to shareholders through share repurchases and dividends
“Aptar delivered solid third quarter results with strong product volume growth in Pharma and Closures. As we anticipated, we are seeing the steady ramp in sales in our injectables division, which grew 18% in the third quarter, indicating an expected strong finish to the year for elastomeric components. Our continued focus on innovation, operational excellence and disciplined capital deployment, positions us well to deliver sustainable value for our customers and shareholders, while expanding our third quarter adjusted EBITDA margin,” said Stephan B. Tanda, Aptar President and CEO.
Third Quarter Results
For the quarter ended September 30, 2025, reported sales increased 6% to $961 million compared to $909 million in the prior year and core sales increased 1%.

Third Quarter Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Reported Sales Growth	6%	8%	1%	6%
Currency Effects (1)	(4)%	(4)%	(2)%	(4)%
Acquisitions	0%	(4)%	0%	(1)%
Core Sales Growth	2%	0%	(1)%	1%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Aptar Pharma’s reported sales increased 6% with currency changes contributing 4%, resulting in a 2% increase in core sales in the quarter when compared to the prior year period. Growth was primarily driven by higher volumes in prescription drugs, injectables and active material science solutions. In the prescription division, sales for dispensing systems rose 3% primarily due to strong demand for central nervous system therapies and asthma treatments, as well as moderating demand for emergency medicine. Injectables division sales surged 18%, driven by robust GLP-1 component sales. Active material science solutions grew 3%. Consumer healthcare sales declined 11% due to softer demand in nasal and cold products. This was particularly evident in Europe, the division’s largest market. Adjusted EBITDA margin was 37.2%, which also excludes non-ordinary-course litigation costs, an increase of 120 basis points, reflecting strong sales performance of higher value proprietary drug delivery systems and higher royalties.
Aptar Beauty’s reported sales increased 8% driven by a 4% benefit from currency changes and a 4% contribution from acquisitions, while core sales remained flat compared to the prior year quarter. Strong tooling sales offset mixed performance across markets, with beauty dispensing sales down due to weaker indie skincare demand in North America. Personal care technology sales increased due to demand for hair care and body care applications. Adjusted EBITDA margin was 12.1% a decline of 120 basis points due to the less favorable mix for products and the impact of lower tooling margins.
Aptar Closures’ reported sales rose 1% from the prior year quarter and core sales decreased 1%, with a 2% currency benefit. Product sales volumes were up; however, core sales results were more than offset by lower tooling sales and pass throughs of lower resin pricing. Adjusted EBITDA margin was 16.1% a decline of 110 basis points due to some unscheduled maintenance costs and lower tooling sales.
Aptar reported third quarter earnings per share of $1.92 compared to $1.48 reported a year ago. Reported EPS and the reported effective tax rate were impacted by the remeasurement of the previously held minority equity interest in BTY. Adjusted earnings per share were $1.62, compared to the prior year period’s adjusted earnings per share of $1.56, including comparable exchange rates. The third quarter reported effective tax rate was 17.1% and the adjusted effective tax rate was 20.8%, compared to the prior year period’s reported and adjusted effective tax rate of 23.8%.
Nine Months Year-To-Date Results
For the nine months ended September 30, 2025, reported sales increased 3% to $2.81 billion compared to $2.73 billion in the prior year. Core sales also increased 1%.

Nine Months Year-To-Date Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Total Reported Sales Growth	4%	2%	1%	3%
Currency Effects (1)	(2)%	(1)%	0%	(1)%
Acquisitions	0%	(1)%	0%	(1)%
Core Sales Growth	2%	0%	1%	1%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

For the nine months ended September 30, 2025, Aptar’s reported earnings per share were $4.75, an increase of 17%, compared to $4.05 reported a year ago. For the first nine months of the year, adjusted earnings per share were $4.48 and increased 7% from prior year adjusted earnings per share of $4.19, including comparable exchange rates. The current year had a reported effective tax rate of 20.4% and an adjusted effective tax rate of 21.9% compared to the prior year reported and adjusted effective tax rates of 22.7% and 22.8% respectively.
In the first nine months of 2025, free cash flow was $206 million, with the year-over-year decline primarily driven by higher working capital and pension contributions, partially offset by lower capital expenditures. The company ended September with $265 million in cash and short-term investments, $936 million in net debt, and a leverage ratio of 1.22.
Outlook
Regarding Aptar’s outlook, Tanda stated, “We expect our Pharma pipeline to remain strong and to continue to contribute 7% to 10% of revenue annually, with new launches layered on to a stable base. We also anticipate continued growth in injectables to be driven by accelerating demand for GLP-1, Annex-1 and biologics applications. In the short-term, we expect to face tough comparisons from a one-time naloxone ramp-up. For full year 2025, emergency-use delivery systems are expected to represent about 5% of total company sales. Based on current demand, funding policies and customer inventories, we anticipate full year 2026 revenue from this category will be lower than full year 2025. All three of our segments are expected to contribute positively in Q4. Operational discipline is part of our DNA, sharpening execution and driving efficiency. While the sales mix is expected to be less favorable due to the impact of lower emergency-use dispensing system sales, we believe our diversified portfolio, strong pipeline and disciplined execution position us well for long-term growth and margin resilience.”
Aptar currently expects adjusted earnings per share for the fourth quarter of 2025 to be in the range of $1.20 to $1.28. This guidance is based on an effective tax rate range of 19.5% to 21.5%. The earnings per share guidance range is assuming a 1.17 Euro to USD exchange rate.
Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors approved a quarterly cash dividend of $0.48 per share. The payment date is November 13, 2025, to stockholders of record as of October 23, 2025. During the third quarter, Aptar repurchased 286,000 shares for $40 million. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Friday, October 31, 2025 at 8:00 a.m. Central Time to discuss the company’s third quarter results for 2025. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in drug delivery and consumer product dosing, dispensing and protection technologies. Aptar serves a number of attractive end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using market expertise, proprietary design, engineering and science to create innovative solutions for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has more than 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring initiatives, acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities, and other special items. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Adjusted EBITDA is defined as earnings before net interest, taxes, depreciation, amortization, restructuring initiatives, acquisition-related costs, net unrealized investment gains and losses related to observable market price changes on equity securities and other special items. For the three and nine months ended September 30, 2025, “Other special items” include costs incurred related to non-ordinary-course litigation, specifically: lawsuits between Aptar and ARS Pharmaceuticals, Inc., involving Aptar’s claims of trade-secret misappropriation and contractual breaches and ARS’s counterclaims under U.S. antitrust laws; and patent infringement actions filed by Nemera La Verpillière SAS in Germany and France relating to certain of Aptar’s ophthalmic products. These costs are excluded because they do not reflect our core operating performance. Please refer to "Legal Proceedings" within Note 12 - Commitments and Contingencies within Aptar’s Form 10-Q for the quarterly period ended September 30, 2025 for more information. Adjusted EBITDA margin is adjusted EBITDA divided by reported net sales. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the company's routine activities, such as restructuring, acquisition costs and other special items.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; cybersecurity threats against our systems and/or service providers that could impact our networks and reporting systems; the availability of raw materials and components (particularly from sole sourced suppliers for some of our Pharma solutions) as well as the financial viability of these suppliers; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others;lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; competition, including technological advances; significant tariffs and other restrictions on foreign imports imposed by the U.S. and related countermeasures taken by impacted foreign countries; our ability to successfully implement facility expansions and new facility projects; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs; significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; loss of royalty revenue due to contract expirations; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes, difficulties or failures in complying with government regulation, including FDA or similar foreign governmental authorities; changing regulations or market conditions regarding environmental sustainability; our ability to retain key members of management and manage labor costs; work stoppages due to labor disputes; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net Sales	$961,131	$909,291	$2,814,445	$2,734,802
Cost of Sales (exclusive of depreciation and amortization shown below)	598,046	558,511	1,747,931	1,708,707
Selling, Research & Development and Administrative	148,760	141,604	455,176	443,714
Depreciation and Amortization	75,234	67,015	210,785	196,332
Restructuring Initiatives	2,168	3,864	5,789	9,659
Operating Income	136,923	138,297	394,764	376,390
Other Income (Expense):
Interest Expense	(13,532)	(12,290)	(35,733)	(32,526)
Interest Income	2,400	3,022	7,094	9,022
Net Investment (Loss) Gain	(161)	1,043	845	1,495
Equity in Results of Affiliates	1,747	(77)	6,142	(168)
Gain from Remeasurement of Equity Method Investment	26,518	—	26,518	—
Miscellaneous Income, net	232	1,136	226	(518)
Income before Income Taxes	154,127	131,131	399,856	353,695
Provision for Income Taxes	26,295	31,209	81,629	80,382
Net Income	$127,832	$99,922	$318,227	$273,313
Net (Income) Loss Attributable to Noncontrolling Interests	(47)	117	76	284
Net Loss Attributable to Redeemable Noncontrolling Interests	142	—	142	—
Net Income Attributable to AptarGroup, Inc.	$127,927	$100,039	$318,445	$273,597
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$1.95	$1.51	$4.83	$4.13
Diluted	$1.92	$1.48	$4.75	$4.05

Average Numbers of Shares Outstanding:
Basic	65,709	66,445	65,989	66,274
Diluted	66,630	67,716	67,043	67,574

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	September 30, 2025	December 31, 2024
ASSETS

Cash and Equivalents	$257,057	$223,844
Short-term Investments	7,758	2,337
Accounts and Notes Receivable, Net	799,018	658,057
Inventories	547,304	461,807
Prepaid and Other	172,465	132,338
Total Current Assets	1,783,602	1,478,383
Property, Plant and Equipment, Net	1,639,557	1,447,150
Goodwill	1,066,772	936,256
Other Assets	610,917	570,489
Total Assets	$5,100,848	$4,432,278

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

Short-Term Obligations	$654,571	$338,285
Accounts Payable, Accrued and Other Liabilities	844,622	729,996
Total Current Liabilities	1,499,193	1,068,281
Long-Term Obligations	546,016	688,066
Deferred Liabilities and Other	243,571	190,007
Total Liabilities	2,288,780	1,946,354

Redeemable Noncontrolling Interests	24,529	—
Total Mezzanine Equity	24,529	—

AptarGroup, Inc. Stockholders' Equity	2,769,708	2,471,888
Noncontrolling Interests in Subsidiaries	17,831	14,036
Total Stockholders' Equity	2,787,539	2,485,924

Total Liabilities, Mezzanine Equity and Stockholders' Equity	$5,100,848	$4,432,278

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended September 30, 2025

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$961,131	$445,410	$327,768	$187,953	$—	$—

Reported net income	$127,832
Reported income taxes	26,295
Reported income before income taxes	154,127	124,759	40,073	14,714	(14,287)	(11,132)
Adjustments:
Restructuring initiatives	2,168	919	550	702	(3)
Net investment loss	161	—	—	—	161
Gain from remeasurement of equity method investment	(26,518)	—	(26,518)	—	—
Transaction costs related to acquisitions	748	584	164	—	—
Purchase accounting adjustments related to acquisitions and investments	1,148	—	1,148	—	—
Other special items	4,400	4,400	—	—	—
Adjusted earnings before income taxes	136,234	130,662	15,417	15,416	(14,129)	(11,132)
Interest expense	13,532					13,532
Interest income	(2,400)					(2,400)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	147,366	130,662	15,417	15,416	(14,129)	—
Depreciation and amortization	75,234	35,107	24,332	14,921	874
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$222,600	$165,769	$39,749	$30,337	$(13,255)	$—

Reported net income margins (Reported net income / Reported Net Sales)	13.3%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	23.2%	37.2%	12.1%	16.1%

	Three Months Ended September 30, 2024

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$909,291	$420,594	$302,859	$185,838	$—	$—

Reported net income	$99,922
Reported income taxes	31,209
Reported income before income taxes	131,131	120,243	17,839	18,042	(15,725)	(9,268)
Adjustments:
Restructuring initiatives	3,864	564	1,962	877	461
Curtailment gain related to restructuring initiatives	(1,851)	—	—	(1,851)	—
Net investment gain	(1,043)	—	—	—	(1,043)
Adjusted earnings before income taxes	132,101	120,807	19,801	17,068	(16,307)	(9,268)
Interest expense	12,290					12,290
Interest income	(3,022)					(3,022)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	141,369	120,807	19,801	17,068	(16,307)	—
Depreciation and amortization	67,015	30,787	20,420	14,912	896
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$208,384	$151,594	$40,221	$31,980	$(15,411)	$—

Reported net income margins (Reported net income / Reported Net Sales)	11.0%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	22.9%	36.0%	13.3%	17.2%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Nine Months Ended September 30, 2025
	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$2,814,445	$1,297,466	$968,324	$548,655	$—	$—

Reported net income	$318,227
Reported income taxes	81,629
Reported income before income taxes	399,856	358,465	81,382	44,593	(55,945)	(28,639)
Adjustments:
Restructuring initiatives	5,789	1,177	1,571	2,944	97
Net investment gain	(845)	—	—	—	(845)
Gain from remeasurement of equity method investment	(26,518)	—	(26,518)	—	—
Transaction costs related to acquisitions	1,092	584	508	—	—
Purchase accounting adjustments related to acquisitions and investments	1,148	—	1,148	—	—
Other special items	4,400	4,400	—	—	—
Adjusted earnings before income taxes	384,922	364,626	58,091	47,537	(56,693)	(28,639)
Interest expense	35,733					35,733
Interest income	(7,094)					(7,094)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	413,561	364,626	58,091	47,537	(56,693)	—
Depreciation and amortization	210,785	100,424	65,869	41,943	2,549
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$624,346	$465,050	$123,960	$89,480	$(54,144)	$—

Reported net income margins (Reported net income / Reported Net Sales)	11.3%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	22.2%	35.8%	12.8%	16.3%

	Nine Months Ended September 30, 2024
	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$2,734,802	$1,242,420	$951,666	$540,716	$—	$—

Reported net income	$273,313
Reported income taxes	80,382
Reported income before income taxes	353,695	335,409	57,808	42,883	(58,901)	(23,504)
Adjustments:
Restructuring initiatives	9,659	653	5,871	2,530	605
Curtailment gain related to restructuring initiatives	(1,851)	—	—	(1,851)	—
Net investment gain	(1,495)	—	—	—	(1,495)
Transaction costs related to acquisitions	140	—	140	—	—
Adjusted earnings before income taxes	360,148	336,062	63,819	43,562	(59,791)	(23,504)
Interest expense	32,526					32,526
Interest income	(9,022)					(9,022)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	383,652	336,062	63,819	43,562	(59,791)	—
Depreciation and amortization	196,332	89,198	62,174	42,697	2,263	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$579,984	$425,260	$125,993	$86,259	$(57,528)	$—

Reported net income margins (Reported net income / Reported Net Sales)	10.0%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.2%	34.2%	13.2%	16.0%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Income before Income Taxes	$154,127	$131,131	$399,856	$353,695

Adjustments:
Restructuring initiatives	2,168	3,864	5,789	9,659
Curtailment gain related to restructuring initiatives	—	(1,851)	—	(1,851)
Net investment loss (gain)	161	(1,043)	(845)	(1,495)
Gain from remeasurement of equity method investment	(26,518)	—	(26,518)	—
Transaction costs related to acquisitions	748	—	1,092	140
Purchase accounting adjustments related to acquisitions and investments	1,148	—	1,148	—
Other special items	4,400	—	4,400	—
Foreign currency effects (1)		6,212		6,570
Adjusted Earnings before Income Taxes	$136,234	$138,313	$384,922	$366,718

Provision for Income Taxes	$26,295	$31,209	$81,629	$80,382

Adjustments:
Restructuring initiatives	561	1,013	1,488	2,471
Curtailment gain related to restructuring initiatives	—	(478)	—	(478)
Net investment loss (gain)	39	(255)	(207)	(366)
Gain from remeasurement of equity method investment	—	—	—	—
Transaction costs related to acquisitions	182	—	268	35
Purchase accounting adjustments related to acquisitions and investments	172	—	172	—
Other special items	1,078	—	1,078	—
Foreign currency effects (1)		1,478		1,493
Adjusted Provision for Income Taxes	$28,327	$32,967	$84,428	$83,537

Net (Income) Loss Attributable to Noncontrolling Interests	$(47)	$117	$76	$284
Net Loss Attributable to Redeemable Noncontrolling Interests	$142	$—	$142	$—

Net Income Attributable to AptarGroup, Inc.	$127,927	$100,039	$318,445	$273,597

Adjustments:
Restructuring initiatives	1,607	2,851	4,301	7,188
Curtailment gain related to restructuring initiatives	—	(1,373)	—	(1,373)
Net investment loss (gain)	122	(788)	(638)	(1,129)
Gain from remeasurement of equity method investment	(26,518)	—	(26,518)	—
Transaction costs related to acquisitions	566	—	824	105
Purchase accounting adjustments related to acquisitions and investments	976	—	976	—
Other special items	3,322	—	3,322	—
Foreign currency effects (1)		4,734		5,077
Adjusted Net Income Attributable to AptarGroup, Inc.	$108,002	$105,463	$300,712	$283,465

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Average Number of Diluted Shares Outstanding	66,630	67,716	67,043	67,574

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.92	$1.48	$4.75	$4.05

Adjustments:
Restructuring initiatives	0.02	0.04	0.06	0.11
Curtailment gain related to restructuring initiatives	—	(0.02)	—	(0.02)
Net investment loss (gain)	—	(0.01)	(0.01)	(0.02)
Gain from remeasurement of equity method investment	(0.40)	—	(0.40)	—
Transaction costs related to acquisitions	0.01	—	0.01	—
Purchase accounting adjustments related to acquisitions and investments	0.02	—	0.02	—
Other special items	0.05	—	0.05	—
Foreign currency effects (1)		0.07		0.07
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.62	$1.56	$4.48	$4.19
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net Cash Provided by Operations	$177,606	$229,262	$386,306	$465,174
Capital Expenditures	(63,313)	(66,550)	(183,600)	(210,416)
Proceeds from Government Grants	—	—	3,308	—
Free Cash Flow	$114,293	$162,712	$206,014	$254,758

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending December 31,
	Expected 2025	2024

Income before Income Taxes		$116,070

Adjustments:
Restructuring initiatives		3,343
Net investment gain		(218)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		8,555
Adjusted Earnings before Income Taxes		$127,750

Provision for Income Taxes		$15,205

Adjustments:
Restructuring initiatives		926
Net investment gain		(54)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		1,121
Adjusted Provision for Income Taxes		$17,198

Net Loss Attributable to Noncontrolling Interests		$79

Net Income Attributable to AptarGroup, Inc.		$100,944

Adjustments:
Restructuring initiatives		2,417
Net investment gain		(164)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		7,434
Adjusted Net Income Attributable to AptarGroup, Inc.		$110,631

Average Number of Diluted Shares Outstanding		67,923

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)		$1.49

Adjustments:
Restructuring initiatives		0.03
Net investment gain		—
Transaction costs related to acquisitions		—
Foreign currency effects (1)		0.11
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$1.20 - $1.28	$1.63
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current spot rates for all applicable foreign currency exchange rates.
(2) AptarGroup’s expected adjusted earnings per share range for the fourth quarter of 2025, see non-GAAP section for full definition, is based on an effective tax rate range of 19.5% to 21.5%. This tax rate range compares to our fourth quarter of 2024 effective tax rate of 13.1% on reported earnings and 13.5% on adjusted earnings per share.